Exhibit 3.7

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

NUVEEN FUND ADVISORS, LLC

This Certificate of Formation of Nuveen Fund Advisors, LLC (the “Company”) is being executed and delivered by Lucas A. Satre, as an authorized person, to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is “Nuveen Fund Advisors, LLC”.

SECOND.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

FOURTH.  This Certificate of Formation shall be effective at 11:59 p.m. EST on December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 19th day of December, 2012.

By:	/s/ Lucas A. Satre
	Name:	Lucas A. Satre
An Authorized Person